UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2005

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

On June 1, 2005, OraSure Technologies, Inc. (the “Company”) entered into an exclusive agreement (the “Agreement”) with SSL International plc (“SSL”), under which the Company will manufacture and supply, and SSL will distribute, the Company’s cryosurgical wart removal product in the over-the-counter (“OTC”) footcare market in Europe, Australia and New Zealand. The product will be manufactured and sold under SSL International’s Scholl and Dr. Scholl trademarks, and is expected to be made initially available for retail purchase in pharmacies and retail outlets in the United Kingdom, France, Germany, Spain, and Italy in the fall of 2005 and in other countries outside the Americas (i.e., North America, South America and Central America) beginning in early 2006. SSL holds rights to the Scholl and Dr. Scholl tradenames in all countries outside the Americas.

Item 7.01 – Regulation FD

Primarily as a result of the new Agreement with SSL, as described above, the Company now anticipates revenues for the full year 2005 to reach $70.0 million and net income for the year to be approximately $0.12 to $0.14 per share.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date:	June 2, 2005	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary